MobilePro Corp 6701 Democracy Blvd. Suite 300 Bethesda, MD 20817

January 5, 2006
Mr. Jerry Sullivan, CEO
Kite Broadband, LLC and Kite Networks, Inc.
112 E. State St., Suite B
Ridgeland, MS 39157

Re: Letter of Intent

Dear Jerry:

This Letter of Intent summarizes the primary terms upon which Mobilepro Corp., a Delaware corporation or an affiliate (“Buyer”) intends to acquire from Kite Broadband, LLC, a Mississippi limited liability company and its non-Buyer members (“KB”) all of the non-Buyer membership interests and from Kite Networks, Inc., a Mississippi corporation and its shareholders (“KN”) 100% of the issued and outstanding capital stock of Kite Networks, Inc. (the “Stock”). With respect to such transactions, the parties generally intend to negotiate a Stock Purchase Agreement for the acquisition of KN and a transfer agreement and waiver of rights agreement for the acquisition of KB and other ancillary agreements as will be reasonably requested by either party and reasonably agreed to by the other party including customary Officer’s Certificates ("Definitive Agreements"), such Definitive Agreements being generally contemplated to be in accordance with the following terms:

1.
Purchase Consideration. At the closing of the transaction (“Closing”), Buyer will pay to KB’s non-Buyer members 76,500,000 shares of MobilePro’s common stock $.001 par value per share (“Common Stock”) and to KN’s shareholders 13,500,000 shares of Common Stock with all such shares of Common Stock to have customary piggyback registration rights plus demand registration rights commencing on the 6-month anniversary of the Closing of the transaction. Buyer will pay all expenses associated with the registration inclusive of attorneys fees associated with the issuer’s opinion. Shareholders will bear expenses and legal fees associated with retention of their own counsel, if required.

49% of any current assets minus liabilities of KB and 100% of any current assets minus liabilities of KN will be added to the purchase price, with such payment made in stock at the rate of one share for every 17.4 cents of addition to the appropriate ownership group.

As a condition to the Closing, Buyer, KB and KN or employees of KN will enter into such other agreements as MobilePro reasonably deems appropriate which is expected to include employment and/or consulting contracts with key employees including Mr. Sullivan. It is currently contemplated that Buyer will retain most if not all of KN’s employees post-closing. The employment and/or consulting contracts with such key employees shall be entered into contemporaneously with the execution of the Definitive Agreements and shall become an integral part of such documents.

2.	Conditions to Effectiveness. The effectiveness of the Definitive Agreements will be subject to the satisfaction of the following conditions:

a.
Due Diligence; Access. Following execution of this Letter of Intent by Buyer, KB and KN and before January 13, 2006, Buyer shall conduct an investigation into KN’s assets, properties, contracts, employees, financial statements, projections, operations, network, technologies, and businesses (“Due Diligence Period”). Buyer, in its sole and absolute discretion shall be satisfied with the results of such due diligence investigation. KN agrees to make its reasonable efforts to fully cooperate with Buyer in the conduct of its due diligence investigation under the intended timeframe. Buyer will cooperate with KN in conducting due diligence in a reasonable manner during normal business hours so as to minimize any possible disruption to the KN’s operations. If at any time during the Due Diligence Period, the results of Buyer’s due diligence investigation are not fully satisfactory to Buyer for any reason in its sole discretion, Buyer shall be entitled to notify KB and KN within five days of ceasing due diligence that Buyer has ceased due diligence and is canceling this Letter of Intent. If Buyer ceases due diligence for any reason, the ‘No-Shop’ in Section 3(a) is immediately released. During the same time period, KB and KN shall likewise conduct due diligence regarding Buyer’s financial condition, contracts, employees, financial statements and projections, including but not limited to due diligence of any third party investment advisors. KB and KN shall in their sole discretion be satisfied with the results of such investigation. Buyer agrees to make its reasonable efforts to fully cooperate with KB and KN in the conduct of their due diligence investigation under the intended timeframe. KN and KB will cooperate with buyer in conducting due diligence in a reasonable manner during normal business hours so as to minimize any possible disruption to the Buyer’s operations. If at any time during the Due Diligence Period, the results of KB and KN’s due diligence investigations are not fully satisfactory to KB and KN for any reason in its sole discretion, KB and/or KN shall be entitled to notify Buyer within five days of ceasing due diligence that KB or KN has ceased due diligence and is canceling this Letter of Intent.

b.
Third Party Consents and Approvals. Buyer and Seller shall have received all necessary consents and waivers of third parties, governmental entities and potential beneficiaries of the management earn-out for KB.

c.	Definitive Agreements. Definitive Agreements containing customary representations, warranties, covenants and indemnities by Buyer and KN and KB shall have been executed and delivered.

d.
Approval. The board of directors of Buyer and the board of directors and Stockholders of KN and board of managers and members of KB shall have approved the Definitive Agreements and the transactions contemplated therein. Buyer understands and acknowledges that the shareholders of KN will be required to approve the Definitive Agreements by a majority vote and that the members of KB will each individually have to agree and approve the sale of its membership units in KB and individually execute the aforesaid agreements.

e.
Closing. Each party acknowledges that transactions contemplated in this Letter of Intent is to be expedited as is reasonable, and that they generally contemplate using diligent efforts to close the transaction by January 23, 2006.

3.	Miscellaneous.

a. No-Shop. In consideration of the expense and effort that will be expended by Buyer in due diligence and the negotiation of the Definitive Agreements, neither KN, KB nor its Members or Stockholders or affiliates will, directly, indirectly or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to a transaction of the type set forth herein until the earlier to occur of the Closing, the date on which Buyer, KB and KN agree in writing to discontinue negotiations regarding such a transaction on the terms set forth herein, or January 23, 2006.

b. Definitive Agreements; Consents. Buyer, KB and KN shall negotiate in good faith to arrive at mutually acceptable Definitive Agreements for approval, execution and delivery on the earliest practicable date. Buyer, KB and KN shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals, if any, from third parties or governmental entities, and to endeavor to comply with all other legal or contractual requirements for, or preconditions to, the execution and consummation of the Definitive Agreements.

c. Confidentiality. Each of Buyer, KB and KN and certain of its respective members and/or Stockholders covenant and agree that, except as consented to by the parties, neither they nor any of their respective officers, directors, employees, agents or representatives will disclose any confidential information of the other to any third party, except (i) as required by law, or (ii) to a party’s accountants, lawyers, employees, advisors, and representatives in connection with evaluating whether to proceed with negotiating and closing the transactions contemplated herein, or (iii) in connection with obtaining consents required by the Definitive Agreements. Notwithstanding this section 3(c), a press release announcing this letter of intent shall be issued by Buyer to comply with SEC rules regarding material disclosures. KB and KN shall have the reasonable right of prior review of such press release.

d. Costs. Buyer, KB and KN shall be responsible for and bear all of their own costs and expenses incurred in connection with the proposed transaction, including expenses of their respective representatives, lawyers, and accountants, incurred at any time in connection with pursuing or consummating the proposed transaction.

e. No Material Changes in Business. From and after the date of this Letter of Intent until the earlier to occur of the termination of this Letter of Intent or the Closing, KB and KN will use commercially reasonable efforts to maintain their Businesses in accordance with its customary practices and otherwise to conduct its business in the ordinary course in the manner in which it has heretofore been conducted and to preserve its business relationships with customers, suppliers, and content providers.

f. Binding Nature of Letter.

i. Sections 1 and 2 of this Letter of Intent (collectively, the "Nonbinding Provisions") reflect our mutual understanding of the matters described in them, but each party acknowledges that the Nonbinding Provisions are not intended to create or constitute any legally binding obligation between Buyer, KB and KN, and neither Buyer nor KB nor KN shall have any obligation to refrain from competition with the other or with respect to the Nonbinding Provisions until fully integrated, Definitive Agreements and other related documents are prepared, authorized, executed and delivered by the parties. Until such time as the foregoing documents are prepared, authorized, executed and delivered by and between all parties, Buyer shall have the right to conduct its business and KB and KN shall have the right to conduct its business in the manner currently conducted and Buyer and KB and KN shall be under no obligation to the other except with respect to the Binding Provisions (as hereinafter defined) of this Letter of Intent. If the Definitive Agreements are not prepared, authorized, executed or delivered for any reason, no party to this Letter of Intent shall have any liability to any other party to this Letter of Intent based upon, arising from, or relating to the Nonbinding Provisions.

ii. Upon execution by Buyer, KB and KN and certain of its Stockholders of this Letter of Intent or counterparts thereof, Section 3 of this Letter of Intent (collectively, the "Binding Provisions") shall constitute the legally binding and enforceable agreement of Buyer, KB and KN (in recognition of the significant costs to be borne by Buyer KB and KN in pursuing the transaction set forth herein and further as to their mutual undertakings as to the matters described herein). The Binding Provisions may be terminated (A) by mutual written consent of Buyer, KB and KN; or (B) upon written notice by either Buyer or KB or KN if the Definitive Agreements have not been executed by January 23, 2006 provided, however that the termination of the Binding Provisions shall not affect the liability for breach of any of the Binding Provisions prior to the termination.

h. Counterparts, etc. This Letter of Intent may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. Telecopied signatures shall be deemed to have the same effect as an original.

If you are in agreement with the foregoing as a basis for negotiating Definitive Agreements between Buyer, KB and KN and its Stockholders and Members with respect to the matters set forth herein, please execute the enclosed duplicate copy of this letter and return it to me by fax.

Sincerely,

MOBILEPRO CORP.

By: /s/ Jay O. Wright
Name: Jay O. Wright
Title: President and CEO
Date: January 5, 2006
Fax: 301.610.2094

Accepted and Agreed:

KITE BROADBAND, LLC

By:
Name: Jerry M. Sullivan, Jr.
Title: Chief Executive Officer
Date: January 5, 2006

KITE NETWORKS, INC.

By: /s/ Jerry M. Sullivan, Jr.
Name: Jerry M. Sullivan, Jr.
Title: President & Chief Executive Officer
Date: January 5, 2006